EXHIBIT 99.1
Press Release
                                  PRESS RELEASE

PlanGraphics retains Windsor Group to enhance shareholder value

FRANKFORT, Ky., October 6, 2003, 2003--PlanGraphics, Inc. (OTCBB: PGRA), a systems integration and implementation firm focused on spatial information systems and e-services, today announced that it has retained the Windsor Group, LLC to assist the Company in exploring strategic alternatives and opportunities to enhance shareholder value.

Chairman Gary S. Murray commented, "Our primary responsibility as the Board of Directors is maximizing shareholder value and we are confident Windsor Group's assistance will be invaluable to our efforts. We believe the combination of Windsor Group's extensive knowledge of and contacts in the government services and information technology space and PlanGraphics' strong reputation, customer relationships and information services capabilities will lead to positive results for our shareholders."

Windsor Group, LLC, located in Reston, Virginia, is a leading investment bank to aerospace/defense, government services, commercial information technology and telecommunications companies. It provides its clients with a full range of investment banking services, including mergers and acquisitions support, private placements of debt and equity and fairness opinions/valuations. Windsor Group's investment bankers have closed more than 100 transactions. On the Web: www.windsorgroupllc.com.

PlanGraphics, founded in 1979, is a full life-cycle systems integration and implementation firm that provides a broad range of services in the design and implementation of information technology in the public and commercial sectors. PlanGraphics' experience with spatial information systems and assets provides a critical discriminator among other IT consulting and integration firms. PlanGraphics is headquartered in Frankfort, Kentucky, and has regional offices in Maryland, Colorado, California, Rhode Island, and New York. For more information about the company and our most recent achievements, on the Web: www.plangraphics.com
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Contact: Fred Beisser, Senior Vice President - Finance Tel: 720 851-0716 or
email: FBeisser@PlanGraphics.com .

At Windsor Group contact Emily Wade (703) 471-3862 or email to ewade@windsorgroupllc.com.